Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB – CRNSF
VACANT LAND PURCHASE AGREEMENT EXTENSIONS

Vancouver, B.C. – February 21, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, further to the Company's News Releases of November 10 and December 16, 2011, and January 18 and February 7, 2012, the close of escrow for the Vacant Land Purchase Agreement (the “Hesperia West Agreement”), entered into by Coronus, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Hesperia West Agreement has also been extended. Under the Hesperia West Agreement, effective February 16, 2012, the close of escrow has been extended to August 31, 2012, and the Hesperia West Agreement is now subject to Coronus’ board of director approval on or before August 15, 2012. Additionally, Coronus is now required to make the following, non-refundable payments to the Seller:

February 29, 2012 - $374
March 31, 2012 - $1,657
April 30, 2012 - $1,603
May 31, 2012 - $1,657
June 30, 2012 - $1,603
July 31, 2012 - $1,657
August 31, 2012 - $1,657

The above, non-refundable payments are separate from the purchase price, and not related to the deposit or installment note.

On November 30, 2011, Coronus submitted two generating facility interconnection applications to Southern California Edison (SCE) in respect of two, utility-scale, solar photovoltaic power

Coronus Solar Inc.	News Release	Page 1 of 2

systems to be sited on the Hesperia West parcel, sized 1.2 MW and 1.5 MW (the “Coronus Hesperia West 1 Project” and the “Coronus Hesperia West 2 Project”, respectively). In respect of the Coronus Hesperia West 2 Project, further to the Company's News Release of February 7, 2012, on February 2, 2012, Coronus entered into a System Impact Study Agreement (the “SIS Agreement for Coronus Hesperia West 2”) with SCE. The SIS Agreement for Coronus Hesperia West 2 sets forth the terms and conditions for SCE to perform a system impact study to determine the impacts that would result from interconnecting the Coronus Hesperia West 2 Project and the adequacy of SCE’s electrical system to accommodate the Coronus Hesperia West 2 Project. In addition, SCE shall make a preliminary determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed, to accommodate the Coronus Hesperia West 2 Project. SCE anticipates completing the study within 120 business days.

Coronus sought the above extension to the Hesperia West Agreement to allow sufficient time for SCE to complete the SIS Agreement for Coronus Hesperia West 2, in order to obtain an estimate of the cost of the equipment, engineering, procurement and construction work, including overheads, required for interconnection, and therefore, determine whether such cost is economical.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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